Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to S240.14a-11(c) or S240.14a-12

                          HADRON, INC.
        (Name of Registrant as Specified In Its Charter)
 . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . .
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box) :

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-
     6(i) (4) and 0-11

     1)   Title of each class of securities to which
          transaction applies:
     ___________________________________________________________

     2)   Aggregate number of securities to which transaction
          apples:
     ___________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     ___________________________________________________________
     4)   Proposed maximum aggregate value of transaction:
     ___________________________________________________________
     5)   Total fee paid:
     ___________________________________________________________

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously.
     Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
     ____________________________________________________________
     2)   Form, Schedule or Registration Statement No. :
     ____________________________________________________________
     3)   Filing Party:
     ____________________________________________________________
     4)   Date Filed:
     ____________________________________________________________

                             Hadron, Inc.
                7611 Little River Turnpike, Suite 404W
                      Annandale, Virginia 22003


                                   October 28, 1999

Dear Fellow Shareholders:

     You are cordially invited to attend Hadron, Inc.'s Annual
Meeting of Shareholders to be held on December 7, 1999, at 11:00 a.m. local time at the Courtyard by Marriott, 2700 Eisenhower
Avenue, Alexandria, Virginia.

     At this meeting, you will be asked to vote, in person or by proxy, on the following matters: (i) election of the Company's Board of Directors; (ii) approval of an amendment to the Company's 1997 Employee Stock Purchase Plan; (iii) ratification of the appointment of Ernst & Young LLP as the Company's independent accountants; and (iv) any other business as may properly come before the meeting. We also will be pleased to report on the business of the Company and a discussion period will be provided for questions and comments of general interest to shareholders.

     Whether or not you are able to attend, it is important that your shares be represented and voted at this meeting.
Accordingly, please complete, sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience. Your prompt response is important and would be appreciated.

                                   Sincerely,

                                   /S/ C.W. GILLULY

                                   C.W. Gilluly, Ed.D.
                                   Chairman and
                                   Chief Executive Officer

                                   /S/ GEORGE E. FOWLER

                                   George E. Fowler
                                   President and
                                   Chief Operating Officer


YOUR VOTE IS IMPORTANT

     EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED TO ENSURE THAT YOUR VOTE WILL BE COUNTED. YOU MAY VOTE IN PERSON IF YOU SO DESIRE EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

     IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKERAGE
FIRM OR OTHER NOMINEE, PLEASE CONTACT THE PARTY RESPONSIBLE FOR
YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE YOUR SHARES ON THE
ENCLOSED CARD.

                             HADRON, INC.


               Notice of Annual Meeting of Shareholders
                           DECEMBER 7, 1999



TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of
Shareholders of Hadron, Inc., a New York corporation (the
"Company"), is scheduled to be held on December 7, 1999 at 11:00
a.m., local time, at the Courtyard by Marriott located at 2700
Eisenhower Avenue, Alexandria, Virginia for the following purposes:


     1. To elect five directors to serve for the terms of office specified in the accompanying proxy statement and until their successors are duly elected and qualified;

     2. To approve an amendment to the Company's 1997 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by an additional 100,000 shares of Common Stock to 350,000;

     3. To ratify the selection of Ernst & Young LLP as independent accountants for the Company for fiscal
          2000; and

     4. To transact such other business as may properly come before the meeting and any adjournment thereof.



     Shareholders of record at the close of business on October 25, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided. Shareholders attending the meeting may revoke their proxy and vote in person.


                                   FOR THE BOARD OF DIRECTORS

                                   /S/ S. AMBER GORDON


                                   S. Amber Gordon
                                   Executive Vice President and
                                   Corporate Secretary

Annandale, Virginia
October 28, 1999

                             HADRON, INC.

                           PROXY STATEMENT



                         GENERAL INFORMATION

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of Common Stock, par value $.02 per share (the "Common Stock"), of Hadron, Inc., a New York corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Shareholders to be held on Tuesday, December 7, 1999, at 11:00 a.m., local time, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Shareholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Shareholders. The Board of Directors is not currently aware of any other matters that will come before the Annual Meeting.

     Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. These proxy solicitation materials are first being mailed on or about November 9, 1999 to all shareholders entitled to vote at the Annual Meeting. Proxies will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of the Company may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Shareholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby in favor of each of the nominees for director listed under Election of Directors below, to approve Proposals No. 2 and 3 as set forth in the accompanying Notice of Annual Meeting of Shareholders and, in accordance with their best judgment, on any other matters which may properly come before the Annual Meeting.

RECORD DATE AND VOTING RIGHTS

     Shareholders of record at the close of business on October 25, 1999 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 2,707,217 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote on all matters that may properly come before
the Annual Meeting.   The holders of a majority of the
outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting. Accordingly, abstentions or non-votes will not affect the election of candidates receiving the plurality of votes.

     Proposal Number 2, the proposed amendment of the Company's 1997 Employee Stock Purchase Plan, proposal Number 3, the ratification of Ernst & Young LLP as the Company's independent accountants, and all other matters to come before the Annual Meeting require the approval of the holders of a majority of the votes cast at the Annual Meeting. For this purpose, abstentions and non-votes will be deemed shares not voted on such matters, will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for the approval of such matters.

     Votes at the Annual Meeting will be tabulated by Inspectors of Election appointed by the Company.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of October 25, 1999 regarding the beneficial ownership of the Company's Common Stock of (i) each person known to the Company to be the beneficial owner, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer or former executive officer of the Company named in the Summary Compensation Table (see "Executive Compensation") and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, the address of each named beneficial owner is c/o Hadron, Inc., 7611 Little River Turnpike, Suite 404W, Annandale, Virginia 22003. Except to the extent indicated in the footnotes, each of the beneficial owners named below has sole voting and investment power with respect to the shares listed.

Name and Address                 Number of               Percent
                                   Shares                of Class

AMASYS Corporation <F1>
4900 Seminary Road, St. 800
Alexandria, VA  22311              202,739 <F1>            7.5 %

Six Nations, Inc.
5521 Newhall Court
Centreville, VA 22020              228,723 <F2>            7.8 %

C.W. Gilluly, Ed.D.                983,875 <F3>           30.9 %

William J. Howard                   17,420 <F4>              *

Robert J. Lynch, Jr.                57,510 <F4>            2.1 %

John D. Sanders, Ph.D.              45,010 <F5>            1.7 %

Howard C. Whetzel, Ph.D.           233,723 <F6>            8.0 %

George E. Fowler                   246,737 <F7>            8.8 %

S. Amber Gordon                    243,388 <F7>            8.7 %

Donald E. Jewell                   109,946 <F8>            4.0 %

All directors and executive
officers as a group
(9 persons)                      1,941,009                52.9 %

*  Less than 1%

<F1> AMASYS Corporation ("AMASYS") succeeded to the assets and liabilities of Infotechnology, Inc., effective January 2,
     1997, which assets included 202,739 shares of the Company's common stock.

<F2> Consists of 228,723 shares of Common Stock which Six
     Nations, Inc., a company controlled by Dr. Whetzel, has the right to acquire pursuant to convertible promissory notes.
     See "Certain Relationships and Related Transactions."

<F3> Includes 400,000 shares of Common Stock which Dr. Gilluly has the right to acquire pursuant to warrants. Exercise of the warrants at a subsequent date may result in a change in control of the Company. See "Certain Relationships and Related Transactions." Also includes 82,000 shares which may be acquired upon the exercise of vested options granted under the Company's 1994 Stock Option Plan.

<F4> Includes 12,510 shares which may be acquired upon the
     exercise of vested options granted under the Company's 1994
     Stock Option Plan.

<F5> Includes 5,010 shares which may be acquired upon the
     exercise of vested options granted under the Company's 1994
     Stock Option Plan.

<F6> Includes 228,723 shares of Common Stock which Six Nations,
     Inc., a company controlled by Dr. Whetzel as to which he disclaims beneficial ownership, has the right to acquire pursuant to convertible promissory notes. See "Certain Relationships and Related Transactions." Also includes 5,000 shares which may be acquired upon the exercise of vested options granted under the Company's 1994 Stock Option Plan.

<F7> Includes 82,000 shares which may be acquired upon the
     exercise of vested options granted under the Company's 1994
     Stock Option Plan.

<F8> Includes 47,170 shares which may be acquired upon the
     exercise of vested options granted under the Company's 1994
     Stock Option Plan.

                            PROPOSAL NO. 1

                        ELECTION OF DIRECTORS

Five directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next Annual Meeting and until their successors are elected and qualified.  Each person named below is now a
director of the Company.   In the event any of these nominees
shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

The names of the nominees and certain other information about them are set forth below:

NOMINEE                   AGE       DIRECTOR SINCE    OFFICE HELD WITH COMPANY

C.W. Gilluly, Ed.D.        53         1992              Chairman of the Board and
                                                        Chief Executive Officer

William J. Howard          52         1989              Director

Robert J. Lynch, Jr.       66         1991              Director

John D. Sanders, Ph.D.     61         1997              Director

Howard C. Whetzel, Ph.D.   45         1999              Director

     C.W. GILLULY, Ed.D. was appointed Chief Executive Officer of the Company in October 1994, having served as Acting President and Chief Executive Officer of the Company since May 1993.
Since June 1992, Dr. Gilluly has served as Chairman of Comtex Scientific Corporation, a provider of electronic news and business information, for which he also served as Chief Executive Officer from June 1992 through September 1997. Dr. Gilluly has served as Chairman of the Board and President of AMASYS and its predecessor, Infotechnology, Inc. since June 1992.

     WILLIAM J. HOWARD, since 1973, has served as President of Howard Equities Co., Inc., a real estate development company, and since 1986, has been a majority shareholder thereof. Since 1977, Mr. Howard has been the Chief Executive Officer of Discovery Tours, LLC, a video production company which produces tourism videos in the Mid-Atlantic and Southeast United States.

     ROBERT J. LYNCH, Jr. is the President, Chief Executive
Officer and a director of American and Foreign Enterprises, Inc., a company with which he has been associated for 28 years.
American and Foreign Enterprises is engaged in industrial and real estate acquisitions for domestic and international investors. He also serves as a director of AMASYS.

     JOHN D. SANDERS, Ph.D., serves as a business consultant to emerging technology companies. He was Chairman and Chief Executive Officer of TechNews, Inc., publisher of Washington Technology newspaper, from 1988 to 1996, prior to its sale to The Washington Post Company. In addition, Dr. Sanders has been a Registered Representative of Wachtel & Co., Inc., a Washington D.C.-based stock brokerage firm, since 1968. Dr. Sanders serves on the boards of ITC Learning Corporation, Sensys Technologies, Inc. and Comtex Scientific Corporation.

     HOWARD C. WHETZEL, Ph.D., serves as Chairman and Chief Executive Officer of the Company's Avenue Technologies, Inc. subsidiary, which he founded in 1994. Dr. Whetzel has specialized in signals intelligence, electronic warfare and communication systems with the U.S. Army, the Defense Intelligence Agency, the National Security Agency, TRW and Booz Allen Hamilton.

EXECUTIVE OFFICERS

     The following table contains information as of October 25,
1999 as to the executive officers of the Company who are not also directors of the Company:
                           Officer   Office Held
       Name                Since     With Company

       George E. Fowler    1993      President and
                                     Chief Operating Officer

       S. Amber Gordon     1991      Executive Vice President,
                                     Secretary and Treasurer

       Donald E. Jewell    1996      Vice President

       Shawn K. McCoy      1999      Vice President

     GEORGE E. FOWLER (60) was appointed President and Chief Operating Officer of the Company in October 1994. Mr. Fowler joined the Company as Vice President, and President of its Aerospace Sciences, Inc. subsidiary in October 1993. Mr. Fowler has held senior management positions within the government contracting industry for more than a decade. Between May 1992 and September 1993, he was Senior Vice President of Business Operations for Ellsworth Associates, Inc. From January 1991 until May 1992, he was Director of Operations for McDonald Bradley, Inc. From August 1987 until December 1990, he was a Vice President of the Orkand Corporation. He was Vice President of Computer Data Systems, Inc. from 1983 until 1987. Mr. Fowler served as an officer in the U.S. Navy from 1962 until 1983.

     S. AMBER GORDON (45) was appointed Executive Vice President of the Company in July 1995. Ms. Gordon was named Corporate Secretary in December 1993, and also serves as Treasurer. She was Vice President responsible for Corporate Relations and Strategic Planning from 1991 through 1995. She served as Chairman of the Quest Business Agency, Inc., a Houston-based marketing communications firm from 1985 to 1991. Ms. Gordon was Vice President of the venture capital firm, Biotech Capital Corp., from 1980 until 1985. Ms. Gordon has served as President of S.A. Gordon Enterprises, Inc., a consulting firm specializing in financial and corporate relations, since 1985.

     DONALD E. JEWELL (48) was appointed Vice President of the Company in May 1996, and continues to serve as President of the Company's Engineering & Information Services, Inc. (EISI) subsidiary, a position he has held since 1993. From 1989 to 1993, Mr. Jewell was a Program Manager for EISI, with responsibility for most operations. Mr. Jewell has held senior management positions in the government contracting business for nearly twenty years. He was Technical Director for Kendrick & Company in 1988 and 1989, and served as Director of Information Systems at British Aerospace from 1985 until 1988. From 1977 until 1985, he served in various computer services management roles for Planning Research Corporation.

     SHAWN K. McCOY (44) was appointed Vice President of the Company in June 1999, and also serves as President of the Company's SyCom Services, Inc. (SyCom) subsidiary. Most recently, Mr. McCoy served as General Manager of EDO Corporation's Technology Services and Analysis subsidiary, which had been acquired in 1998 from Global Associates Ltd., where he served as Chief Operating Officer. Mr. McCoy's previous experience includes positions with Betac Corporation, Lockheed Martin and Martin Marietta Corporation, and service as an intelligence officer in the U.S. Navy.

     There are no family relationships among the directors or executive officers of the Company.


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held a total of five meetings during the Company's fiscal year ended June 30, 1999. Each director attended in person or telephonically all of the meetings held by the Board of Directors and all committees thereof on which he served.

     During fiscal year 1999, the Board of Directors' Audit Committee was comprised of Dr. Sanders and Messrs. Howard and Lynch. The Audit Committee recommends engagement of the Company's independent auditors, is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls and has general responsibility in connection with related matters. The Audit Committee met one time during fiscal 1999.

     The Compensation Committee of the Board of Directors (the "Compensation Committee"), which held two meetings in fiscal 1999, is comprised of Messrs. Howard, Lynch and Sanders. The Compensation Committee evaluates management's recommendations and makes its own recommendations to the Board of Directors concerning the compensation of the Company's executive officers. It is also responsible for the formulation of the Company's executive compensation policy and the research, analysis and subsequent recommendation regarding the establishment and administration of the Company's Stock Option and Stock Purchase Plans.

     The Board of Directors does not have a Nominating Committee or an Executive Committee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
THE DIRECTORS NAMED ON THE ENCLOSED PROXY.



                            PROPOSAL NO. 2

          AMENDMENT TO THE 1997 EMPLOYEE STOCK PURCHASE PLAN

     On September 14, 1999, the Board of Directors adopted, subject to shareholder approval, an amendment to the Hadron, Inc. 1997 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 250,000 to 350,000. At the Annual Meeting, the shareholders are being asked to approve this amendment to the 1997 Employee Stock Purchase Plan.

DESCRIPTION OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN

PURPOSE

     The purpose of the Stock Purchase Plan is to provide a means by which employees of the Company and its subsidiaries can be given an opportunity to purchase the Company's Common Stock through payroll deductions. The Stock Purchase Plan is an employee stock purchase plan under Internal Revenue Code (the "Code") Section 423. That section provides certain tax benefits to employees, as explained below. The Stock Purchase Plan (as proposed to be amended) authorizes the reservation of 350,000 shares of Common Stock for issuance under the Stock Purchase Plan.

ADMINISTRATION

     The Stock Purchase Plan is administered by the Compensation and Employee Benefits Committee of the Board (the "Compensation Committee"). The Compensation Committee has the full power, discretion and authority to interpret and administer the Stock Purchase Plan and the rights granted under it. The Compensation Committee may delegate administrative functions to employees of the Company.

ELIGIBILITY

     Once the Stock Purchase Plan becomes effective, any person who is employed by the Company or its subsidiaries is eligible to participate in the Stock Purchase Plan on the first day of any January or July following the employee's commencement of employment with the Company. An employee is not eligible for the grant of any rights under the Stock Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company, including any stock that the employee may purchase under all outstanding options.

PARTICIPATION IN THE PLAN

     Eligible employees become participants in the Stock Purchase
Plan by electing payroll deductions in increments of not less than $10 per pay period.

PERIODS OF PLAN OPERATIONS

     The Plan will be operated over two semi-annual purchase periods each year. One period will begin on the first trading day of January and end on the last trading day of June. The second period will begin on the first trading day of July and end on the last trading day of December. The first trading days of January and July are each a "Grant Date" and the last trading days of June and December are each an "Investment Date".

PURCHASE PRICE

     The purchase price per share for the semi-annual period at which shares are sold under the Stock Purchase Plan equals the lower of (a) 85% of the fair market value of a share of Common Stock on the Grant Date for the semi-annual period, or (b) 85% of the fair market value of a share of Common Stock on the Investment Date for that semi-annual period. The Compensation Committee, at its discretion, may increase the percentage above 85%.

PAYROLL DEDUCTIONS

     Payroll deductions are accumulated during each semi-annual period and applied towards the purchase of Common Stock of the Company on the Investment Date for that semi-annual period. An employee may terminate his participation in the Stock Purchase Plan at any time, but may not participate again until the next Grant Date. An participant may decrease his payroll deduction one time in each semi-annual period. However, an election to decrease may not be revoked for the remainder of the semi-annual period.

PURCHASE OF STOCK

     By executing an election to participate in the Stock Purchase Plan, the employee is entitled to purchase shares under such plan. On each Investment Date, the Company will apply the funds in the participant's account to the purchase of shares of its Common Stock in full and fractional shares. If the aggregate number of shares to be purchased on any Investment Date would exceed the maximum aggregate number available under the Stock Purchase Plan, the shares available will be allocated among such participants in proportion to their contributions during the semi-annual period. The shares may be purchased from the Company or on the open market, at the discretion of the Company. If shares are purchased on the open market, the Company pays any brokerage and other costs and discount below the market price.


TERMINATION OF EMPLOYMENT

     An employee's participation in the Stock Purchase Plan will be terminated when the employee retires, terminates active employment, or dies. The employee will receive a certificate for the shares in his Investment Account and a cash refund of his Payroll Deduction Account.

RESTRICTIONS ON TRANSFER

     Rights granted under the Stock Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted, except: (a) to the extent that an employee is permitted to designate a beneficiary as provided in the Stock Purchase Plan, (b) to the extent permitted by will or the laws of descent and distribution if no such beneficiary has been designated, and (c) pursuant to a qualified domestic relations order.

DURATION, AMENDMENT AND TERMINATION

     The Compensation Committee or the Board may suspend or terminate the Stock Purchase Plan at any time. Unless earlier terminated by action of the Board or the Compensation Committee, the Stock Purchase Plan will remain in effect until such time as no shares of Common Stock remain available for issuance under the Stock Purchase Plan and the Company and employees have no further rights or obligations under the Stock Purchase Plan.

     The Compensation Committee or the Board may amend the Stock Purchase Plan at any time. Any amendment of the Stock Purchase Plan must be approved by the shareholders within twelve (12) months of its adoption by the Board if the amendment would: (a) increase the number of shares of Common Stock reserved for issuance under the Stock Purchase Plan (other than for appropriate adjustments for stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, acquisition, separation or like change in the capital structure of the Company), (b) modify the requirements relating to eligibility for participation in the Stock Purchase Plan, or (c) modify any other provision of the Stock Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Stock Purchase Plan, if such approval is required in order to comply with the requirements of Code Section 423.

FEDERAL INCOME TAX INFORMATION

     Rights granted under the Stock Purchase Plan are intended to qualify under the provisions of Code Sections 421 and 423. Under these provisions, a participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this tax, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchased shares.

     If the stock is disposed of at least two years after the Grant Date and more than one year after the stock is acquired by the participant on an Investment Date, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the purchase price, or (b) the excess of the fair market value of the stock as of the Grant Date over the purchase price (determined as of the Grant Date) will be treated as ordinary income. Any further gain or any loss will be taxed as a mid-term capital gain or loss if held 18 months or less from the Investment Date or long-term capital gain or loss if held more than 18 months from the Investment Date.

     If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the Investment Date over the purchase price will be treated as ordinary income at the time of such disposition, and the Company may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the date of purchase, the same amount of ordinary income is attributed to the participant, and a capital loss will be recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date. Any capital gain or loss will be long-term if the stock is held for more than 18 months, mid-term if held more than one year, or short-term if held one year or less.

     There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Stock
Purchase Plan. The Company generally is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE
AMENDMENT TO THE HADRON, INC. 1997 EMPLOYEE STOCK PURCHASE PLAN.



                            PROPOSAL NO. 3

              RATIFICATION OF APPOINTMENT OF ACCOUNTANTS


     The Board of Directors has appointed the firm of Ernst & Young LLP ("Ernst & Young") as the Company's independent accountants for the fiscal year ending June 30, 2000. Although action by the shareholders in this matter is not required, the Board of Directors believes it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent accountants in maintaining the integrity of Company financial controls and reporting.

     A representative of Ernst & Young is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR
FISCAL YEAR 2000.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning all compensation paid by the Company to its Chief Executive Officer and each of the three other executive officers of the Company who received total salary and bonus in excess of $100,000 during the fiscal year ended June 30, 1999:

                      SUMMARY COMPENSATION TABLE
                                                               Long-Term
                                                             Compensation
                                  Annual Compensation           Awards
                               ----------------------------  -------------
  Name and            Fiscal                                 Stock Options   All Other
Principal Position      Year   Salary($)   Bonus($)<F1><F2>  Granted<F3>    Compensation <F4>
------------------    ------   ---------   ----------------  -------------  -----------------
C.W. Gilluly,          1999     $140,796    $ 34,408          15,000         $ 1,000
Chairman               1998      131,690       8,000          12,000           1,000
and Chief Excutive     1997      131,600      10,000          15,000             125
Officer

George E. Fowler,      1999     $147,440    $ 20,155          15,000         $ 1,000
President              1998      136,834      26,749          12,000           1,000
and Chief Operating    1997      122,759      28,750          15,000             125
Officer

S. Amber Gordon        1999     $ 95,244    $ 13,436          15,000         $ 1,000
Executive              1998       91,276       8,000          12,000           1,000
Vice President         1997       85,330      14,250          15,000             125

Donald E. Jewell,      1999     $109,832    $ 33,591          10,000         $ 1,000
Vice President         1998       88,971      56,829           8,000             920
                       1997       81,995      44,622          10,000             125

<F1>   The Bonuses paid in each fiscal year represent the bonuses awarded for the prior fiscal year.

<F2>   No bonuses were awarded for fiscal year 1999.

<F3>   Options granted pursuant to the Company's 1994 Stock Option Plan.
       See "Executive Compensation - Stock Option Grants."

<F4>   Contributions made by the Company under its 401(k) plan.


STOCK OPTION GRANTS

  The following table provides details regarding all stock options granted to the named executive officers during the fiscal year ended
June 30, 1999:

OPTION GRANTS IN FISCAL YEAR 1999

                   Number of          % of Total Options
                Shares Underlying    Granted to Employees    Exercise   Expiration
Name            Options Granted<F2>     in Fiscal Year       Price         Date
----            -------------------  --------------------    ------     ---------
C.W. Gilluly          15,000               12%                $1.99        9/17/2008

George E. Fowler      15,000               12%                 1.99        9/17/2008

S. Amber Gordon       15,000               12%                 1.99        9/17/2008

Donald E. Jewell      10,000                8%                 1.99        9/17/2008

<F2> Options vest one-third upon the date of grant, and one-third each on the first and second anniversaries of the date of grant, and expire 10 years after the grant date. The option exercise price is 100% of the fair market value on the date of grant. Options are exercisable for a period of 90 days after termination of employment to the extent vested at that time.

                                  Potential
                         Realizable Value at Assumed
                          Annual Rates of Stock Price
                         Appreciation of Option Term <F1>
                         --------------------------------
Name                           5%             10%
----                          ---             ---
C.W. Gilluly                $18,772          $47,573

George E. Fowler            $18,772          $47,573

S. Amber Gordon             $18,772          $47,573

Donald E. Jewell            $12,515          $31,715

<F1> Amounts represent hypothetical gains that could be achieved if exercised at end of the option term. The dollar amounts under these columns assume 5% and 10% compounded annual appreciation in the Common Stock from the date the respective options were granted. These calculations and assumed realizable values are required to be disclosed under Securities and Exchange Commission rules and, therefore, are not intended to forecast possible future appreciation of Common Stock or amounts that may be ultimately realized upon exercise. The Company does not believe this method accurately illustrates the potential value of a stock option.

     On September 30, 1999, the Compensation Committee approved the grant, to 22 employees of the Company, of options to acquire up to 102,000 shares of Common Stock.

YEAR-END OPTION VALUES

     The following table sets forth certain information regarding the value of unexercised options held by the named executive officers as of June 30, 1999:

                               FISCAL YEAR-END OPTION VALUES
                       Number of Shares
                   Underlying Unexercised             Value of Unexercised
                   Options at June 30, 1999           at June 30, 1999 <F1>
                  ----------------------------     ----------------------------
Name              Exercisable    Unexercisable     Exercisable    Unexercisable
-----             -----------    -------------     -----------    -------------

C.W. Gilluly      68,000          4,000            $ 54,258        $ 1,365

George E. Fowler  68,000          4,000              54,258          1,365

S. Amber Gordon   68,000          4,000              54,258          1,365

Donald E. Jewell  37,840          2,660              29,065            908

<F1> Represents the difference between the exercise price of the outstanding options and the closing bid price of the Common
     Stock on June 30, 1999, which was $1.2813 per share.
     Options that have an exercise price greater than the fiscal year-end market value are not included in the value calculation.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF
CONTROL ARRANGEMENTS

  The Company entered into a rolling two-year agreement with Dr. Gilluly, to serve as Chief Executive Officer, on July 1, 1998, at an initial base salary of $140,000. His employment agreement with the Company further provides for Dr. Gilluly to participate in the Company's Stock Option and Bonus Plans. Under the Bonus Plan, Dr. Gilluly may receive additional compensation based upon the financial performance of the Company. If Dr. Gilluly is constructively discharged, the Company must pay him a lump sum payment equal to two times his base salary. In no case, however, will the Company pay Dr. Gilluly severance benefits if he is terminated for cause, as defined in the employment agreement, or if he leaves the employ of the Company voluntarily. Dr. Gilluly holds warrants to acquire 400,000 shares of Common Stock. Exercise of the warrants at a subsequent date may result in a change in control of the Company. See "Certain Relationships and Related Transactions."

  The Company renewed its annual agreement with Mr. Fowler, to serve as President and Chief Operating Officer, on July 1, 1999, at a base salary of $145,000. His employment agreement with the Company further provides for Mr. Fowler to participate in the Company's Stock Option and Bonus Plans. Under the Bonus Plan, Mr. Fowler may receive additional compensation based upon the Company's financial performance. If Mr. Fowler is constructively discharged, the Company must continue to pay his base salary for six months after the term of the agreement. In no case, however, will the Company pay Mr. Fowler severance benefits if he is terminated for cause, as defined in the employment agreement, or if he leaves the employ of the Company voluntarily.

  The Company renewed its two-year agreement with Ms. Gordon, to serve as Executive Vice President, effective July 1, 1999, at an initial base salary of $104,000. Her employment agreement with the Company further provides for Ms. Gordon to participate in the Company's Stock Option Plan and Bonus Plans. Under the Bonus Plan, Ms. Gordon may receive additional compensation based upon the financial performance of the Company. If Ms. Gordon is constructively discharged, the Company must continue to pay her base salary for the term of her contract. If the Company does not renew her employment agreement, she will receive a severance payment equal to six months of her base salary. In no case, however, will the Company pay Ms. Gordon severance benefits if she is terminated for cause, as defined in the employment agreement, or if she leaves the employ of the Company voluntarily.

  The Company renewed its annual agreement with Mr. Jewell, to serve as Vice President of the Company and as President of its EISI subsidiary, on July 1, 1999, at a base salary of $110,000. His employment agreement with the Company further provides for Mr. Jewell to participate in the Company's Stock Option and Bonus Plans. Under the Bonus Plan, Mr. Jewell may receive additional compensation based upon the financial performance of the Company. If Mr. Jewell is constructively discharged, the Company must continue to pay his base salary for six months after the term of the agreement. In no case, however, will the Company pay Mr. Jewell severance benefits if he is terminated for cause, as defined in the employment agreement, or if he leaves the employ of the Company voluntarily.

COMPENSATION OF DIRECTORS

  Directors receive a quarterly cash fee of $1,250 for their services. In addition, directors receive $500 per Board of Directors' meeting attended, and $250 per committee meeting attended (unless such meeting is combined with a full Board of Directors' meeting). Directors who are employees do not receive any additional compensation for their service as directors. Directors are reimbursed for out-of-pocket expenses associated with their attendance at Board of Directors' meetings.

COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

  The responsibility of the Compensation Committee is to administer the Company's executive compensation programs, to monitor corporate performance and its relationship to compensation of executive officers and to make appropriate recommendations concerning matters of executive compensation.
The Compensation Committee is comprised of three independent non-employee directors. This report sets forth the major components of executive compensation and the basis by which fiscal year 1999 compensation determinations were made with respect to the executive officers of the Company.

  Compensation Policy and Guidelines

  The main objective of the Company is to maintain and increase the profitability of its operations and to maximize value for shareholders, employees and clients. The goals of the Company's compensation policy are to align executive compensation with the Company's long-term business objectives and performance, to enable the Company to attract and retain high-quality executive officers and employees who will contribute to the long-term success of the Company and to reward such executive officers and employees for their successful efforts in attaining objectives beneficial to the growth and profitability of the Company.

  In order to achieve the Company's goals, the Compensation Committee has developed the following principles that serve as guidance for compensation decisions for all employees: (i) to attract and retain the most highly qualified management and employee team, (ii) to pay competitively with prevailing industry standards, (iii) to emphasize sustained performance by aligning monetary rewards with shareholder interests, (iv) to emphasize performance-related contributions as the basis of pay decisions, and (v) to provide incentive bonus awards for management based upon attaining profitability goals. To implement these policies, the Compensation Committee has designed a compensation program consisting of base salary, an annual incentive bonus plan, stock options and other employment benefits.

  Compensation Program Elements

  The Company's compensation levels and benefits are reviewed on an annual basis to determine whether they are competitive and reasonable in light of the overall performance of the Company and the Company's ability to attract and retain talented executives. The Company's focus is on growth.

  Base Salary. Salary levels are primarily determined by the Compensation Committee in consideration of the performance of the individual executive, the financial performance of the Company and the prevailing industry standards for similar executives of similar companies. The Company's philosophy regarding base salaries is conservative, using published industry reports and surveys on executive compensation. The Company compares itself for this purpose with other technology service providers and/or government contracting firms who face similar challenges in their markets. Periodic increases in base salary relate to individual contribution evaluated against established objectives.

  Stock Options. The Company believes the compensation program should provide employees with an opportunity to increase their ownership and potentially gain financially from Company stock price increases. By this approach, the interests of shareholders, executives and employees are closely aligned. Through the Company's Stock Option Plan, executives and employees are eligible to receive stock options, giving them the right to purchase shares of Common Stock of the Company at a specified price in the future.
  The Compensation Committee believes the use of stock options as the basis for long-term incentive compensation meets the Compensation Committee's defined compensation strategy and the team-based operations approach that the Company has adopted.

  Incentive Program. The Company's executive officers and operating managers participate in an incentive compensation program which awards cash bonuses based on attaining or exceeding specific profitability goals. For 1999, no incentive awards were paid to executive officers and operating managers.

  Severance Compensation. To retain highly qualified executive officers, the Company from time to time enters into severance agreements with certain of its officers. The determination of whether the Company would benefit from a severance agreement with a particular officer is subjective, based upon such officer's experience and value to the Company.

  Other Benefits. The Company's philosophy is to provide adequate health and welfare oriented benefits to executives and employees, but to maintain a highly conservative posture relative to executive benefits.


  1999 Compensation for the Chairman and Chief Executive
  Officer

  Dr. Gilluly's salary, annual incentive and stock option
grants reflect the Committee's evaluation of his overall leadership of the Company and contribution to shareholder value. In August 1998, the Committee reviewed Dr. Gilluly's salary, taking into consideration the Company's financial results, Dr. Gilluly's performance and his salary relative to those for comparable positions. Based on this review, the Committee determined to enter into an employment agreement with Dr. Gilluly, commencing in fiscal year 1998 at an initial base annual salary of $140,000. Dr. Gilluly's fiscal 1999 compensation was determined by the Board of Directors, included a base salary of
$140,000 and provided for a performance-based bonus.   See
"Executive Compensation -Employment Agreements." Dr. Gilluly's salary is based upon his management skills, particularly in the areas of turnaround, refinancing, diversification and growth.

  Under the Company's executive compensation philosophy and program, the total compensation mix for senior executives emphasizes longer-term rewards in the form of stock options. The Committee has, at various times, granted Dr. Gilluly options under the 1994 Stock Option Plan to purchase a total of 87,000 shares of the Company's Common Stock at the market price on the date of grant. Under the Plan, one third of options granted are immediately exercisable upon the date of grant, with one-third becoming exercisable on each of the first and second anniversaries of the date of grant.

  1999 Compensation for the President and Chief Operating
Officer

  Mr. Fowler was appointed President and Chief Operating
Officer of the Company in October 1994, at which time the Company and Mr. Fowler entered into an employment agreement which has been renewed annually since that time. Mr. Fowler's compensation during fiscal year 1999 was determined by the terms of his employment agreement dated July 1, 1998 with a base salary of $145,000 and provided for a performance-based bonus. Mr. Fowler's continuing compensation is based on his current employment agreement as described in "Executive Compensation - Employment Agreements," above. The Committee has, at various times, granted Mr. Fowler options under the 1994 Stock Option Plan to purchase a total of 87,000 shares of the Company's
Common Stock at the market price on the date of grant. Under the Plan, one third of options granted are immediately exercisable upon the date of grant, with one-third becoming exercisable on each of the first and second anniversaries of the date of grant.


  Summary

  The Compensation Committee believes the total compensation program for executives of the Company is appropriate and competitive with the total compensation programs provided by similar companies in the industry with which the Company competes. The Compensation Committee believes its compensation practices are directly tied to shareholder returns and linked to the achievement of annual and longer-term financial and operating results of the Company on behalf of the Company's shareholders.

   SUBMITTED BY THE COMPENSATION COMMITTEE

             William J. Howard
             Robert J. Lynch, Jr.
             John D. Sander, Ph.D.

PERFORMANCE GRAPH

  The following graph compares the cumulative, five-year shareholder returns on the Company's Common Stock with the cumulative returns of the NASDAQ Market Index and Media General's Other Business Services Index, comprised of the Common Stock of approximately 200 companies in diversified business service industries, excluding the Company. The graph assumes the value of the investment in the Company's Common Stock and each index was $100 on June 30, 1994.


                          FISCAL YEAR ENDING
COMPANY
                      1994        1995       1996       1997        1998       1999

Hadron, Inc.           100.00     132.14     289.28      310.71     714.28     457.13
MG-Bus Serv Index      100.00     126.15     160.73      180.27     203.06     203.20
NASDAQ Market Index    100.00     117.28     147.64      177.85     235.75     330.37


   COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF
1934

  Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by the regulation to furnish the Company with copies of the Section 16(a) forms which they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, and written representations that no other reports were required during the fiscal year beginning July 1, 1998 and ended June 30, 1999, all
Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners were complied with in a timely manner.


           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  During the fiscal year ended June 30, 1999,  AMASYS, owner of approximately 7.5% of the outstanding Common Stock of the Company, was charged $7,000 for corporate relations and administrative services provided by the Company to AMASYS. At June 30, 1999, the Company had a net receivable balance from
AMASYS of approximately $1,000.   Dr. Gilluly, Chairman of the
Board and Chief Executive Officer of the Company, is Chairman of the Board of AMASYS. Mr. Lynch, an independent outside director of the Company, is also a director of AMASYS.

  In June 1997, the Company prepaid its $225,000 Promissory
Note to Dr. Gilluly. Under the terms of the original Promissory Note dated October 21, 1993, which had been extended and amended as of April 21, 1997, the Company issued 900,000 warrants, which expire on October 21, 2003, to Dr. Gilluly to acquire the Company's common stock ("Common Stock") at $.25 per share. In June 1999, Dr. Gilluly exercised warrants to acquire 400,000 shares of the Company's common stock at a purchase price of $.25 per share.

  Certain members of the Company's management or Board of Directors (the "Investors") each agreed, in June 1997 to invest $24,000 in the Company in the form of five separate two-year promissory notes, the principal of which is convertible at $.60 per share at each of his or her respective option, into restricted shares of the Company's common stock. In June 1999, the Investors elected to convert their notes into restricted shares.

  As part of the December 1998 purchase of Vail, the Company issued to Jeannine Mantz, sole shareholder of Vail, two non-interest bearing promissory notes of $300,000 and $100,000, respectively. The $300,000 non-interest bearing note, which is based upon the collection of Vail's accounts receivable, shall be payable each month in the amount of $25,000 for twelve months.
As of June 30, 1999, $136,000 has been paid and $14,000 offset due to post-closing adjustments, leaving an outstanding note balance of $150,000. The $100,000 non-interest promissory note is due and payable on the two-year anniversary of the closing date, less permitted deductions taken for contingent liabilities and uncollected accounts receivable.

  As part of the May 1999 purchase of ATI, the Company issued $1,478,000 in short term promissory notes, interest payable at prime, and $998,000 in three-year convertible notes, interest payable at 6%. The notes are convertible into 444,000 shares of the Company's Common Stock at $2.25 per share. Six Nations, Inc., controlled by Dr. Whetzel, was a majority shareholder of ATI.

  The Company entered into a Loan and Security Agreement dated June 29, 1999 (the "Loan Agreement") among the Company, United Bank and each of the Company's wholly owned subsidiaries, ATI, Vail, SyCom, and EISI. The Loan Agreement provides the Company with a one-year $1.5 million line of credit facility (the "Credit Facility") and a three-year $1.5 million term loan (the "Term Loan"). Interest on each of the facilities is at the prime rate plus 150 basic points. Dr. Gilluly and his wife have personally guaranteed the Term Loan.
  The Credit Facility replaces the Company's previous line of credit with Century National Bank. Proceeds from the Term Loan were used to repay the Company's $1.5 million in short-term notes that were issued in connection with the Company's May 1999 acquisition of ATI. The Term Loan provides for monthly principal payments of $42,000, plus interest.

  The Term Loan and the Credit Facility are secured by the accounts receivable and other assets of the Company. In addition, the convertible notes issued by the Company in connection with the Company's acquisition of ATI were subordinated to the Company's obligations under the Term Note and the Credit Facility.

  In September 1999, Dr. Gilluly transferred warrants representing 200,000 commons shares to certain key senior management. Dr. Gilluly transferred 100,000 warrants, which expire on October 21, 2003, to George E. Fowler, President and Chief Operating Officer of the Company, to acquire the Company's
common stock at $.25 per share.   On September 20, 1999, Mr.
Fowler exercised the warrants to acquire the 100,000 shares of the Company's common stock. Dr. Gilluly transferred 100,000 warrants, which expire on October 21, 2003, to S. Amber Gordon, Executive Vice President of the Company, to acquire the Company's
common stock at $.25 per share.   On September 20, 1999, Ms.
Gordon exercised the warrants to acquire the 100,000 shares of the Company's common stock. Also, on September 20, 1999, Dr. Gilluly exercised warrants to acquire 20,000 shares of the Company's common stock at the purchase price of $.25 per share.

  As of August 1, 1998, the Company entered into a letter agreement with Dr. John Sanders to provide strategic financial consulting services for the remainder of the fiscal year 1999. In fiscal 1999, $27,500 was paid to Mr. Sanders for consulting services. Also, a $25,000 finder's fee was paid to Mr. Sanders associated with the acquisition of Vail.


                        SHAREHOLDER PROPOSALS


  Proposals of Shareholders of the Company that are intended to be presented at the Company's 2000 Annual Meeting of Shareholders must be received by the Company no later than July 10, 2000 in order that they may be included in the proxy statement and form of proxy relating to that meeting.


                            ANNUAL REPORT

  A copy of the Company's Annual Report for the fiscal year ended June 30, 1999, including the financial statements and notes thereto is being mailed to the shareholders of record along with this Proxy Statement. The Annual Report is not incorporated by reference in this Proxy Statement and is not considered to be part of the proxy material.

  The Company will provide without charge a copy of its 1999 Annual Report on Form 10-K, including the financial statements and the financial statement schedules required to be filed with the SEC. The Company will furnish any exhibit described in the list accompanying the 1999 Form 10-K upon the payment, in advance, of the specified reasonable fees related to the Company's furnishing of such exhibit(s). Requests for copies of such report and/or exhibit(s) should be directed to the Company at its principal executive offices, 7611 Little River Turnpike, Suite 404W, Annandale, Virginia 22003, Attention: Corporate Secretary.


                            OTHER MATTERS

  The Board of Directors knows of no other business matters to be acted upon at the Annual Meeting other than those referred to in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.



  By Order of the Board of Directors


  /S/ S. AMBER GORDON



  S. Amber Gordon
  Executive Vice President and
  Corporate Secretary




Date: October 28, 1999

                           APPENDIX A


    PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         HADRON, INC.
      FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                       DECEMBER 7, 1999

         The undersigned appoints George E. Fowler and S. Amber Gordon, or either of them, with full power of substitution, to attend the Annual Meeting of Shareholders of Hadron, Inc. on December 2, 1999, and any adjournments thereof, and to vote all shares which the undersigned would be entitled to vote if personally present upon the following matters set forth in the Notice of Annual Meeting and Proxy Statement:

1.  ELECTION OF DIRECTORS

    [  ]  FOR the FIVE nominees listed below
          (except as marked to the contrary below)

    [ ] WITHHOLD AUTHORITY to vote for the FIVE nominees listed below

               C.W. Gilluly, William J. Howard,
           Robert J. Lynch, Jr., John D. Sanders
                    and Howard C. Whetzel

INSTRUCTION: To withhold authority for any individual nominee, write that nominee's name in the space provided below:

_____________________________________________________________


2.  Proposal to amend the Hadron, Inc. 1997 Employee Stock
    Purchase Plan to increase the number of shares reserved for issuance thereunder.

    [  ]  FOR this proposal
    [  ]  AGAINST this proposal
    [  ]  ABSTAIN


3. Proposal to ratify the selection of Ernst & Young LLP as independent accountants for the Company for fiscal year 2000.

    [  ]  FOR this proposal
    [  ]  AGAINST this proposal
    [  ]  ABSTAIN

4. In their discretion, upon such other business as may properly come before the meeting and any adjournments thereof.

                       PLEASE DATE, SIGN AND RETURN
                       PROXY PROMPTLY
                       Receipt of Notice of Annual
                       Meeting and Proxy Statement
                       is hereby acknowledged

                       -----------------------------
                       Shareholder's Signature

                       -----------------------------
                       Joint Holder's Signature (If applicable)

                       Date:------------------------


     When properly executed, this proxy will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposal 2 and FOR the election of the nominees of the Board of Directors in the election of directors and in accordance with the judgment of the person(s) voting the proxy upon such other matters properly coming before the meeting and any adjournments thereof. Please sign exactly as name(s) appear(s) above.